FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION

FILES FOR EXTENSION OF ANNUAL REPORT ON FORM 10-K

SAN DIEGO, CA, December 14, 2006 -- American Technology Corporation (ATC) (NASDAQ: ATCO) an innovator of commercial, military and government directed sound products and solutions announced today that it was not able to file its Form 10-K for the fiscal year ended September 30, 2006 by today's due date due to the Company needing additional time to complete the previously announced voluntary review of its historical stock option and stock grants.

ATC expects to report in the Form 10-K revenues of approximately $8.9 million for the fiscal year ended September 30, 2006 as compared to the previous fiscal year's revenues of $10.2 million. Gross profit for fiscal 2006 is expected to be approximately $2.8 million or 32% of revenues compared to $4.4 million or 43% of revenues in fiscal 2005. The decrease in revenues and gross profit was principally the result of a decrease in LRAD® revenue from $8.8 million in fiscal 2005 to $5.6 million in fiscal 2006, due primarily to the prior year including one large military order of $4.9 million. The decrease was partially offset by a 204% increase in HSS® product revenues to $2.4 million from $780,000 in 2005 due to the launch of the HSS 450 into the digital signage and in-store broadcasting markets.

ATC expects selling, general and administrative expenses for the year ended September 30, 2006 to be approximately $9.5 million or 107% of total revenues, compared to $9.1 million, or 89% of total revenues, for the year ended September 30, 2005. Research and development costs are expected to be $1.9 million or 21% of revenues for fiscal 2006 compared to $4.6 million or 46% of revenues in fiscal 2005. Loss from operations is expected to be approximately $8.6 million for the year ended September 30, 2006 compared to $9.4 million for the year ended September 30, 2005. The decreased loss in fiscal 2006 resulted from the significant decrease in research and development costs partially offset by the reduced gross profit. Based on the procedures and audit still underway, there may be additional adjustments to the fiscal 2006 results and there may be material non-cash adjustments to prior periods.

For its first quarter of fiscal 2007 ending December 31, 2006, ATC has over $3 million in orders with further orders and shipments expected this month.

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD®) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. Statements made herein regarding our financial information and the possible conclusions or determinations to be made by the Audit Committee are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Audit Committee and the Company's independent public accountants concerning matters related to the Company's historical stock option and stock grants, and the timely manufacture and shipment of directed sound product orders. More information about potential factors that could affect our business and financial results is included in the prospectus filed with the Securities and Exchange Commission on September 27, 2006 under the heading "Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com